Direct Dial:  214/745-5307
                                                           dstewart@winstead.com

                                January 31, 1997


Robert T. Shaw                                       Russell L. Munsch, Esq.
c/o Henry W. Simon, Jr., Esq.                        1455 Ross Avenue
Simon Anisman Doby & Wilson                          4000 Fountain Place
P. O. Box 17047                                      Dallas, TX  75202
Fort Worth, TX  76102                                (via fax 214/855-7584)
(via fax 817/335-2274)

Henry W. Simon, Jr., Esq.
Simon Anisman Doby & Wilson
P. O. Box 17047
Fort Worth, TX  76102
(via fax 817/335-2274)

         Re:      I.C.H. Corporation, et al.

Gentlemen:

     This will confirm our agreements made earlier today relative to the Joint Plan of Reorganization pending in the Chapter 11 case and presently scheduled for confirmation hearings to commence Friday, January 31 at 9:00 a.m.

     We have agreed that a nonmaterial modification shall be made to the Plan which contemplates the following:

o The provisions of section 10.4 of the Plan respecting the Released Officers shall remain in full force and effect with respect to W. Hubert Mathis, Steven R. Cartwright, Robert J. Bruce, and H. Don Rutherford and the Shaw Group agrees to the releases of those officers as part of the Plan confirmation.

o With respect to John T. Hull, Robert C. Greving, and Daniel B. Gail, the releases contemplated by section 10.4 shall not be executed and delivered on the basis of the confirmation order, but rather shall be the subject of a separate, prompt hearing for compromise of controversies under and in accordance with the procedures and standards of Rule 9019 of the Bankruptcy Rules and law applicable in the Fifth Circuit.

Messrs. Shaw, Simon and Munsch
January 31, 1997
Page 2



o    The  compromise  hearing  shall be  sought  on an  expedited  basis as soon following two weeks as the Court's calendar permits. Pending such compromise hearing, each of Messrs. Hull, Greving and Gail shall make themselves available for up to four hours each of deposition examination to be conducted by the Shaw Group. Robert T. Shaw shall make himself available to the Plan Proponents for up to four hours of deposition examination in advance of the compromise hearing. The four (4) hours in each deposition shall be allocated to direct examination only. Cross-examination (if any) and objections or statements by counsel shall not reduce the four hours. If, for any reason, the Court, at such compromise hearing, does not approve the contemplated release of any of Messrs. Hull, Greving or Gail, the maximum financial risk or exposure any of them shall ever have (regardless of any greater liability established) for claims that otherwise (in accordance with section 10.4 of the Plan) would have been released under the Plan, shall be $100,000.

o Any and all additional proposed releases which the Equity Committee or the Reorganized Debtor proposes to deliver with respect to pre-petition acts shall be subject to determination by the Bankruptcy Court and the Rule 9019 procedures and standards in the event the Shaw Group objects to any such proposed releases.

o The Shaw Group, including Robert T. Shaw individually, shall promptly reimburse each of Messrs. Hull, Greving and Gail up to $5,000 for legal expense actually incurred by each of them beginning this date and continuing through the compromise hearing in connection with the compromise hearing and their preparation therefor.

o The Shaw Group shall deposit into escrow, 48 hours prior to the Effective Date, the documents and funds required under section 6.2 of the Plan. The Debtor shall similarly deposit the release of the Shaw Group into escrow 48 hours prior to the Effective Date. The release of the Shaw Group shall be in the form attached hereto.

o Releases given to the Trust, the Trustee, the Creditors Committee, the Equity Committee and their respective present and former officers, directors, members, employees, agents and attorneys pursuant to Paragraph
     10.3 of the Plan (exclusive of the Shaw Group) shall be time limited to the post-petition activities of such Released Entities related to the reorganization case.

o With these immaterial modifications to the Plan, which we are authorized to advise you have been agreed to by Messrs. Hull, Greving and Gail, all objections to confirmation of the Plan, or other pleadings in any manner opposed to, or seeking the continuance of, the Court's consideration of confirmation shall be withdrawn by

Messrs. Shaw, Simon and Munsch
January 31, 1997
Page 3


     the Shaw Group with prejudice, and the Shaw Group shall fully support the entry by the Court of an order confirming the Joint Plan of Reorganization, as amended, and as provided herein and shall abide by and timely comply with the terms and provisions of the Plan, including section 6.2.

     If the foregoing accurately reflects our understandings and agreements, please evidence your agreement to be bound by the terms hereof and in accordance with any required formal modification to the Joint Plan evidencing such agreement by affixing your signature in the space provided below and faxing same back to me immediately.

                                                Very truly yours,

                                                WINSTEAD SECHREST & MINICK P.C.


                                                By:  /s/ Daniel D. Stewart
                                                     ---------------------
                                                     Daniel C. Stewart

                                                ATTORNEYS FOR THE DEBTORS

                                                PRYOR, CASHMAN,  SHERMAN & FLYNN
                                                410 Park  Avenue  New  York,  NY
                                                10022


                                                By:  /s/ Peter D. Wolfson
                                                     --------------------
                                                     Peter D. Wolfson

                                                ATTORNEYS FOR THE OFFICIAL
                                                COMMITTEE OF EQUITY SECURITY
                                                HOLDERS OF I.C.H. CORPORATION

AGREED:



/s/ Robert T. Shaw
------------------
Robert T. Shaw, Individually

Messrs. Shaw, Simon and Munsch
January 31, 1997
Page 4

Consolidated National Corporation



By:  /s/ Consolidated National Corporation
     -------------------------------------



/s/ Henry W. Simon, Jr.
-----------------------
Henry W. Simon, Jr.
Attorney for Robert T. Shaw, Fred Rice
and CNC (the "Shaw Group")



/s/ Russell L. Munsch
---------------------
Russell L. Munsch
Attorney for Consolidated National
   Corporation


DCS/jma